EXHIBIT 10.1
Employee RSU Form
<Participant Full Name>
Dear <Participant First Name>
Congratulations, you have been awarded a restricted stock unit (“RSU”) in recognition of your contributions to the success of Discovery Communications, Inc. (the “Company”). A restricted stock unit entitles you to receive a specific number of shares of the Company’s Series A common stock at a future date, assuming that you satisfy conditions of the Plan and the implementing agreement. We would like you to have an opportunity to share in the continued success of the Company through this RSU under the Discovery Communications, Inc. 2005 Incentive Plan (As Amended and Restated) (the “Plan”). The following represents a brief description of your grant. Additional details regarding your RSU are provided in the attached Restricted Stock Unit Agreement (the “Grant Agreement”) and in the Plan. In addition, if you are located in a country other than the United States, you will receive an International Addendum with your first award under the Plan that you must sign and return to the Company. If you are subject to this requirement, the International Addendum is enclosed.
RSU Grant Summary:

Date of Grant	<Grant Date>

RSU Shares	<Number of Shares Granted>

Vesting Schedule	<Insert Vesting Schedule — example: 33% on the Second Anniversary of the Date of Grant, 33% on the Third Anniversary, and 34% on the Fourth Anniversary>

Vesting Date(s)	[Dates and Any Performance Conditions]
•	You have been granted an RSU for shares (“Shares”) of Discovery Communications, Inc. Series A Common Stock for the number of Shares specified under “RSU Shares” in the chart.

•	The potential value of your RSU increases if the price of the Company’s stock increases, but you also have to continue to provide services for the Company (except as the Grant Agreement provides) to actually receive such value. Of course, the value of the stock may go up and down over time.

•	You will not receive the Shares represented by the RSU until the RSU vests. Your RSU vests as provided in the chart above under “Vesting,” assuming you remain an employee or become and remain a director of the Company and subject to the terms in the Grant Agreement and any rounding that is required to deliver whole shares.

•	Once you have received the Shares, you will own the Shares and may decide whether to hold the Shares, sell the Shares or give the Shares to someone as a gift.

•	Your ability to receive Shares under the RSU is conditioned upon compliance with any local laws that apply to you.
You can access the PEP page on the portal for updates and information, email pepquestions@discovery.com, or call the Compensation Hotline at 240-662-3493 with any questions.

Discovery Communications, Inc.
Restricted Stock Unit Grant Agreement for Employees
     Discovery Communications, Inc. (the “Company”) has granted you a restricted stock unit (the “RSU”) under the Discovery Communications, Inc. 2005 Incentive Plan (As Amended and Restated) (the “Plan”). The RSU lets you receive a specified number (the “RSU Shares”) of shares (“Shares”) of the Company’s Series A common stock upon satisfaction of the conditions to receipt.
     The individualized communication you received (the “Cover Letter”) provides the details for your RSU. It specifies the number of RSU Shares, the Date of Grant, the schedule for vesting, and the Vesting Date(s).
     The RSU is subject in all respects to the applicable provisions of the Plan. This grant agreement does not cover all of the rules that apply to the RSU under the Plan; please refer to the Plan document. Capitalized terms are defined either further below in this grant agreement (the “Grant Agreement”) or in the Plan.
The Plan document is available on the Fidelity website. The Prospectus for the Plan, the Annual Report on Form 10-K, and other filings the Company makes with the Securities and Exchange Commission are available for your review on the Company’s web site. You may also obtain paper copies of these documents upon request to the Company’s HR department.
Neither the Company nor anyone else is making any representations or promises regarding the duration of your service, vesting of the RSU, the value of the Company’s stock or of this RSU, or the Company’s prospects. The Company is not providing any advice regarding tax consequences to you or regarding your decisions regarding the RSU; you agree to rely only upon your own personal advisors.
No one may sell, transfer, or distribute the RSU or the securities that may be received under it without an effective registration statement relating thereto or an opinion of counsel satisfactory to Discovery Communications, Inc. or other information and representations satisfactory to it that such registration is not required.

     In addition to the Plan’s terms and restrictions, the following terms and restrictions apply:

Vesting Schedule	Your RSU becomes nonforfeitable (“Vested”) as provided in the Cover Letter and the Grant Agreement assuming you remain employed (or serve as a member of the Company’s board of directors (“Board”)) until the Vesting Date(s). For purposes of this Grant Agreement, employment with the Company will include employment with any Subsidiary whose employees are then eligible to receive Awards under the Plan (provided that a later transfer of employment to an ineligible Subsidiary will not terminate employment unless the Board determines otherwise).

Vesting will accelerate fully on your death or Disability (as defined in the Plan). If your employment is terminated without Cause or on your Retirement before the RSU is fully Vested, the RSU will remain or become Vested pursuant to the original vesting schedule as though you remained working through any Vesting Date(s) occurring during the 90 days after the date of termination, subject to any applicable performance conditions. (“Cause” has the meaning provided in Section 11.2(b) of the Plan; “Retirement” means your employment ends for any reason other than Cause at a point at which you are at least age 60 and have been employed by the Company, and any of its subsidiaries, or Discovery Communications, LLC for at least five years, where your period of service is determined using the Company’s Prior Employment Service Policy or a successor policy chosen by the Committee).

Change in Control
Notwithstanding the Plan’s provisions, if an Approved Transaction, Control Purchase, or Board Change (each a “Change in Control”) occurs before the first anniversary of the Date of Grant, the RSU will only have accelerated Vesting as a result of the Change in Control if (i) within 12 months after the Change in Control, the Company terminates your employment other than for Cause and (ii) with respect to any Approved Transaction, the transaction actually closes before the first anniversary. Accelerated Vesting will only accelerate the Distribution Date if and to the extent permitted under Section 409A of the Internal Revenue Code (“Section 409A”).

The Board reserves its ability under Section 10.1(b) of the Plan to vary this treatment if the Board determines there is an equitable substitution or replacement award in connection with a Change in Control.

Distribution Date	Subject to any overriding provisions in the Plan, you will receive a distribution of the Shares equivalent to your Vested RSU Shares as soon as practicable following the date on which you become Vested (with the actual date being the “Distribution Date”) and, in any event, no later than March 15 of the year following the calendar year in which the Vesting Date(s) occurred, unless the Board determines that you may make a timely deferral election to defer distribution to a later date and you have made such an election (in which case the deferred date will be the “Distribution Date”).

Restrictions and Forfeiture	You may not sell, assign, pledge, encumber, or otherwise transfer any interest (“Transfer”) in the RSU Shares until the RSU Shares are distributed to you. Any attempted Transfer that precedes the Distribution Date is invalid.

Unless the Board determines otherwise or the Grant Agreement provides otherwise, if your employment or service with the Company terminates for any reason before your RSU is Vested, then you will forfeit the RSU (and the Shares to which they relate) to the extent that the RSU does not otherwise vest as a result of the termination, pursuant to the rules in the Vesting Schedule section. The forfeited RSU will then immediately revert to the Company. You will receive no payment for the RSU if you forfeit it.

Limited Status	You understand and agree that the Company will not consider you a shareholder for any purpose with respect to the RSU Shares, unless and until the RSU Shares have been issued to you on the Distribution Date. You will not receive dividends with respect to the RSU.

Voting	You may not vote the RSU Shares unless and until the Shares are distributed to you.

Taxes and Withholding	The RSU provides tax deferral, meaning that the RSU Shares are not taxable to until you actually receive the RSU Shares on or around the Distribution Date. You will then owe taxes at ordinary income tax rates as of the Distribution Date at the Shares’ value. As an employee of the Company, you may owe FICA and HI (Social Security and Medicare) taxes before the Distribution Date.

Issuing the Shares under the RSU is contingent upon satisfaction of all obligations with respect to required tax or other required withholdings (for example, in the U.S., Federal, state, and local taxes). The Company may take any action permitted under Section 11.9 of the Plan to satisfy such obligation, including, if the Board so determines, satisfying the tax obligations by (i) reducing the number of RSU Shares to be issued to you by that number of RSU Shares (valued at their Fair Market Value on the date of distribution) that would equal all taxes required to be withheld (at their minimum withholding levels), (ii) accepting payment of the withholdings from a broker in connection with a sale of the RSU Shares or directly from you, or (iii) taking any other action under Section 11.9 of the Plan. If a fractional share remains after deduction for required withholding, the Company will pay you the value of the fraction in cash.

Compliance with Law	The Company will not issue the RSU Shares if doing so would violate any applicable Federal or state securities laws or other laws or regulations. You may not sell or otherwise dispose of the RSU Shares in violation of applicable law.

Additional Conditions to Receipt	The Company may postpone issuing and delivering any RSU Shares for so long as the Company determines to be advisable to satisfy the following:

its completing or amending any securities registration or qualification of the RSU Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person seeking to receive the RSU Shares after your death is entitled to do so;

your complying with any requests for representations under the Plan; and

your complying with any Federal, state, or local tax withholding obligations.

Additional Representations from You	If the vesting provisions of the RSU are satisfied and you are entitled to receive RSU Shares at a time when the Company does not have a current registration statement (generally on Form S-8) under the Securities Act of 1933 (the “Act”) that covers issuances of shares to you, you must comply with the following before the Company will issue the RSU Shares to you. You must —

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the RSU Shares for your own account and not with a view to reselling or distributing the RSU Shares; and

agree that you will not sell, transfer, or otherwise dispose of the RSU Shares unless:

a registration statement under the Act is effective at the time of disposition with respect to the RSU Shares you propose to sell, transfer, or otherwise dispose of; or

the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

No Effect on Employment or Other Relationship	Nothing in this Grant Agreement restricts the Company’s rights or those of any of its affiliates to terminate your employment or other relationship at any time and for any or no reason. The termination of employment or other relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

No Effect on Running Business	You understand and agree that the existence of the RSU will not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

Section 409A	The RSU is intended to comply with the requirements of Section 409A and must be construed consistently with that section. Notwithstanding anything in the Plan or this Grant Agreement to the contrary, if the RSU Vests in connection with your “separation from service” within the meaning of Section 409A, as determined by the Company), and if (x) you are then a “specified employee” within the meaning of Section 409A at the time of such separation from service (as determined by the Company, by which determination you agree you are bound) and (y) the distribution of RSU Shares under such accelerated RSU will result in the imposition of additional tax under Section 409A if distributed to you within the six month period following your separation from service, then the distribution under such accelerated RSU will not be made until the earlier of (i) the date six months and one day following the date of your separation from service or (ii) the 10th day after your date of death. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such RSU Shares or benefits except to the extent specifically permitted or required by Section 409A. In no event may the Company or you defer the delivery of the RSU Shares beyond the date specified in the Distribution Date section, unless such deferral complies in all respects with Treasury Regulation Section 1.409A-2(b) related to subsequent changes in the time or form of payment of nonqualified deferred compensation arrangements, or any successor regulation. In any event, the Company makes no representations or warranty and shall have no liability to you or any other person, if any provisions of or distributions under this Grant Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

Unsecured Creditor	The RSU creates a contractual obligation on the part of the Company to make a distribution of the RSU Shares at the time provided for in this Grant Agreement. Neither you nor any other party claiming an interest in deferred compensation hereunder shall have any interest whatsoever in any specific assets of the Company. Your right to receive distributions hereunder is that of an unsecured general creditor of Company.

Governing Law	The laws of the State of Delaware will govern all matters relating to the RSU, without regard to the principles of conflict of laws.

Notices	Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Secretary (or to the Chair of the Board if you are then serving as the sole Secretary). If mailed, you should address it to the Company’s Secretary (or the Chair of the Board) at the Company’s then corporate headquarters, unless the Company directs RSU holders to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company and the Board will address any notices to you using its standard electronic communications methods or at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by notice to the other, and the Company can also change the address for notice by general announcements to RSU holders.

Amendment	Subject to any required action by the Board or the stockholders of the Company, the Company may cancel the RSU and provide a new Award under the Plan in its place, provided that the Award so replaced will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect the RSU to the extent then Vested.

Plan Governs	Wherever a conflict may arise between the terms of this Grant Agreement and the terms of the Plan, the terms of the Plan will control. The Board may adjust the number of RSU Shares and other terms of the RSU from time to time as the Plan provides.